Exhibit 10.2



                            STOCK PURCHASE AGREEMENT

                                      DATED

                                NOVEMBER 5, 1995

                                     BETWEEN

                           INFLO HOLDINGS CORPORATION

                                       AND

                        UB INVESTMENTS (NETHERLANDS) B.V.

                               REGARDING STOCK OF

                             UB INVESTMENTS US INC.


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                                TABLE OF CONTENTS

Section                                                                   Page

                                    ARTICLE I
                               PURCHASE OF SHARES

  1.1      Purchase of Shares..............................................  1
  1.2      Purchase Price..................................................  1
  1.3      Net Working Capital Adjustment..................................  2

                                   ARTICLE II
                                   THE CLOSING

  2.1      Time and Place of Closing.......................................  5
  2.2      Seller's Actions at Closing.....................................  5
  2.3      Buyer's Actions at Closing......................................  5

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

  3.1      Seller's Representations and Warranties.........................  6
  3.2      Buyer's Representations and Warranties.......................... 30
  3.3      Remedy for Breaches of Representations and Warranties........... 32

                                   ARTICLE IV
                          ACTIONS PRIOR TO THE CLOSING

  4.1      Activities Until Closing Date................................... 32
  4.2      HSR Act......................................................... 36
  4.3      Buyer's Loan to the Company..................................... 36
  4.4      Elimination of Intercompany Debt................................ 37
  4.5      Change of Company's Name........................................ 37
  4.6      Seller's Efforts to Fulfill Conditions.......................... 38
  4.7      Buyer's Efforts to Fulfill Conditions........................... 38
  4.8      No Shopping..................................................... 38
  4.9      Termination of Convenience Route Sales Activities............... 40
  4.10     Shareholders' Meeting of United Biscuits........................ 40
  4.11     Reimbursement of Expenses....................................... 41
  4.12     Information Regarding Insurance Policies........................ 41
  4.13     Buyer's Efforts to Obtain Financing............................. 42
  4.14     Further Assurances.............................................. 42

                                    ARTICLE V
                         CONDITIONS PRECEDENT TO CLOSING

  5.1      Conditions to Buyer's Obligations............................... 42
  5.2      Conditions to Seller's Obligations.............................. 48

                                   ARTICLE VI
                                   TERMINATION

  6.1      Right to Terminate.............................................. 49
  6.2      Effect of Termination........................................... 50


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                                   ARTICLE VII
                                 INDEMNIFICATION

  7.1      Indemnification Against Loss Due to Inaccuracies in
           Seller's Representations and Warranties......................... 50
  7.2      Indemnification Against Loss Due to Inaccuracies in
           Buyer's Representations and Warranties.......................... 51
  7.3      Limit on Claims Regarding Representations and
           Warranties...................................................... 52
  7.4      Environmental Indemnification................................... 53
  7.5      Payment of Taxes................................................ 55
  7.6      Indemnification Against Liabilities or Obligations
           Relating to Reorganization...................................... 59
  7.7      Company's Indemnification Against Liabilities or
           Obligations Relating to Activities After Closing Date........... 59
  7.8      Reimbursement for Costs Relating to the Convenience
           Route Sales Activities.......................................... 60
  7.9      Computation of Loss............................................. 61
  7.10     Adjustment to Purchase Price.................................... 62

                                  ARTICLE VIII
                               ABSENCE OF BROKERS

  8.1      Representations and Warranties Regarding Brokers and
           Others.......................................................... 62

                                   ARTICLE IX
                                     GENERAL

  9.1      Expenses........................................................ 63
  9.2      Access to Properties, Books and Records......................... 63
  9.3      1995 Financial Statements....................................... 66
  9.4      Change of Control Policies...................................... 66
  9.5      Assumption of Contractual Obligations........................... 67
  9.6      License Regarding Carr's Products............................... 67
  9.7      Press Releases.................................................. 68
  9.8      Entire Agreement................................................ 68
  9.9      Effect of Disclosures........................................... 68
  9.10     Captions........................................................ 69
  9.11     Assignments..................................................... 69
  9.12     Notices and Other Communications................................ 69
  9.13     Governing Law................................................... 71
  9.14     Amendments...................................................... 71
  9.15     Waivers......................................................... 71
  9.16     Guarantees...................................................... 72
  9.17     Beneficiaries................................................... 74
  9.18     Counterparts.................................................... 74


                                       ii

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                                    ExhibitS

Exhibit 3.1-C      -   Consents
Exhibit 3.1-E(1)   -   Certificates of Incorporation and By-
                       laws of the Company and Keebler
Exhibit 3.1-E(2)   -   Foreign Qualifications
Exhibit 3.1-E(3)   -   Finance Companies
Exhibit 3.1-H      -   Subsidiaries
Exhibit 3.1-I      -   Company Financial Statements; Pro Forma
                       Adjustments; Deviations from GAAP
Exhibit 3.1-J(1)   -   Material Adverse Changes
Exhibit 3.1-J(2)   -   Keebler Company Period 10, 1995
                       Statement
Exhibit 3.1-J(3)   -   Certain Indebtedness Information
Exhibit 3.1-K      -   Certain Liabilities and Obligations
Exhibit 3.1-N      -   Real Property; Real Property Liens
Exhibit 3.1-O      -   Other Liens
Exhibit 3.1-P      -   Certain Contracts and Contract Matters
Exhibit 3.1-Q      -   Intellectual Property
Exhibit 3.1-R      -   Taxes
Exhibit 3.1-S      -   Litigation; Proceedings
Exhibit 3.1-T      -   Unions
Exhibit 3.1-U(1)   -   Employee Benefit Plans
Exhibit 3.1-U(3)   -   Certain Company Plan Information
Exhibit 3.1-U(4)   -   Funding of Certain Company Plans
Exhibit 3.1-U(5)   -   Multiemployer Plan Liability
Exhibit 3.1-U(6)   -   Change-of-Control Payments
Exhibit 3.1-U(7)   -   Excess Parachute Payments
Exhibit 3.1-V      -   Environmental Liabilities
Exhibit 4.1-J      -   Changes to Company Plans
Exhibit 5.1-J      -   Joint Research and Development Projects
Exhibit 7.5        -   Pre-Closing Tax Employees
Exhibit 9.5        -   Assumed Obligations


                                       iii

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                             INDEX OF DEFINED TERMS

                                                           Page

accumulated funding deficiency...........................   26
Acquisition Proposal.....................................   39
Agents...................................................   38
Anticipated Full Year Expense Adjustments................    2
Artal....................................................   72
Buyer....................................................    1
Closing..................................................    5
Closing Date.............................................    5
Code.....................................................   21
Common Stock.............................................    1
Company..................................................    1
Company Financial Statements.............................   11
Company Plans............................................   24
Continuing Businesses....................................    9
Controlled Group.........................................   25
Convenience Route Sales Vans.............................   29
Current Assets...........................................    2
Current Operating Liabilities............................    2
employee benefit plan....................................   24
Environmental Laws.......................................   28
ERISA....................................................   24
Excess Convenience Route Sales Employees.................   29
Excess Parachute Payment.................................   27
Final Arbiter............................................    4
Flowers..................................................   73
GAAP.....................................................    2
HSR Act..................................................    5
Income Taxes.............................................   55
Indebtedness.............................................    1
Indemnified Party........................................   61
Indemnifying Party.......................................   61
Keebler..................................................    7
Losses...................................................   51
Material Adverse Effect..................................    9
Net Current Assets Schedule..............................    3
Net Proceeds.............................................   61
Objection Period.........................................    3
Other Businesses.........................................    9
ordinary course of business..............................   14
Pre-Closing Tax Employees................................   57
Pro Forma Financial Statements...........................   11
Purchase Price...........................................    1
Reorganization...........................................   12
Retirement Plan..........................................   30
Retimed Interim Expenses.................................    2
Seller...................................................    1
Shaffer, Clarke Distribution Agreement...................   46
Shares...................................................    1
Subsidiary...............................................   11
Tax Benefit..............................................   61


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                       INDEX OF DEFINED TERMS (continued)

Tax Return...............................................   21
Taxes....................................................   21
Third Parties............................................   38
UBI......................................................   18
UBUK.....................................................   44
United Biscuits..........................................    6
Working Capital Adjustment Amount........................    2


                            v

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                            STOCK PURCHASE AGREEMENT

            This is an agreement dated November 5, 1995 between INFLO Holdings Corporation (the "Buyer"), a Delaware corporation, and UB Investments (Netherlands) B.V. (the "Seller"), a Netherlands company, relating to the purchase by the Buyer from the Seller of 1,000,000 shares (the "Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of UB Investments US Inc. (the "Company"), a Delaware corporation, which agreement is as follows:

                                    ARTICLE I

                               PURCHASE OF SHARES

            1.1 Purchase of Shares. Upon the terms and subject to

the conditions contained herein, at the Closing described in Paragraph 2.1, the Buyer will purchase the Shares from the Seller and the Seller will sell the Shares to the Buyer.

            1.2 Purchase Price. The purchase price to be paid by the Buyer for all the Shares (the "Purchase Price") will be (i) $500,000,000, minus (ii) the Indebtedness of the Company and its subsidiaries on the Closing Date, after elimination and satisfaction of Indebtedness to United Biscuits and its subsidiaries in accordance with Paragraphs 4.3 and 4.4, minus (iii) the amount of the loan made by the Buyer to the Company in accordance with Paragraph 4.3, subject to adjustment pursuant to Paragraph 1.3. As used in this Agreement, the term "Indebtedness" means (v) obligations with regard to borrowed money (including reimbursement obligations), (w) obligations evidenced by bonds, debentures, notes or similar instruments, (x) obligations to pay the deferred purchase price of assets (other than accounts payable which are incurred in the ordinary course of business consistent with past practice), (y) obligations secured by assets of the Company or a subsidiary engaged in the Continuing Businesses, and (z) obligations under leases which are required to be classified and accounted for as capital leases on financial statements prepared in accordance with generally accepted accounting principles in the United States ("GAAP").

            1.3 Net Working Capital Adjustment. (a) On the day or days specified below, the Buyer will pay to the Seller, or the Seller will pay to the Buyer, a sum (the "Working Capital Adjustment Amount") equal to the amount by which the consolidated Current Assets of the Company and its subsidiaries minus the consolidated Current Operating Liabilities of the Company and its subsidiaries on the Closing Date described in Paragraph 2.1, calculated in the same manner as they were calculated in preparing the consolidated Pro Forma Financial Statements of the Company and its subsidiaries set forth in Exhibit 3.1-I (which manner is described on page 4 of Exhibit 3.1-I), except that the Current Assets will not include any amount for "Retimed Interim Expenses" (which at September 9, 1995 were $16.9 million) or "Anticipated Full Year Expense Adjustments" (which at September 9, 1995 were $10.3 million), (those current assets and current operating liabilities being respectively, the "Current Assets" and the "Current Operating Liabilities") is greater (in which case the Buyer will pay the Working Capital Adjustment Amount to the Seller)

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or less (in which case the Seller will pay the Working Capital Adjustment Amount to the Buyer) than $62,610,000.

                  (b) The Buyer will cause the Company to deliver to the Seller and the Buyer, within 45 days after the Closing Date, a schedule (the "Net Current Assets Schedule") which sets forth the amount of the Current Assets minus the Current Operating Liabilities, sets forth in reasonable detail how the Current Assets and the Current Operating Liabilities were determined, and sets forth the resulting Working Capital Adjustment Amount.

                  (c) If within ten days after the Company delivers the Net Current Assets Schedule to the Seller and the Buyer (the "Objection Period"), either the Seller or the Buyer notifies the other of them of any objections to the calculation of the Current Assets, the Current Operating Liabilities or the Working Capital Adjustment Amount set forth on the Net Current Assets Schedule, the Buyer and the Seller will attempt in good faith to agree by the day which is 75 days after the Closing Date upon the Current Assets, the Current Operating Liabilities and the resulting Net Current Assets Amount.

                  (d) If the Seller and the Buyer agree by the day which is 75 days after the Closing Date to a Working Capital Adjustment Amount which is different from that shown on the Net Current Assets Statement, the payment on the day determined pursuant to subparagraph (f) will be of the agreed upon amount.

                  (e) If the Seller or the Buyer objects to the calculation of the Current Assets, the Current Operating Liabilities or the Working Capital Adjustment Amount during the

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Objection Period and the Seller and the Buyer do not agree by the day which is
75 days after the Closing Date upon the amount which was required to be paid under subparagraph (a), the matters in dispute (but no other matters) will be submitted to Deloitte & Touche or, if that firm declines to act as provided in this paragraph, another firm of independent certified accounts mutually acceptable to the Seller and the Buyer (in either case, the "Final Arbiter"), which firm will make a final and binding determination as to the matters in dispute within 45 days after its appointment. The Final Arbiter will send its written determination to the Seller and the Buyer, including confirmation of the Working Capital Adjustment Amount which results from that determination, at which point the determination of the Final Arbiter, and the resulting calculation of the Working Capital Adjustment Amount, will be binding on the Seller and the Buyer, absent fraud or manifest error. The fees and expenses of the Final Arbiter will be borne equally by the Seller and the Buyer.

                  (f) On the day which is five days after the earlier of (i) the last day of the Objection Period if neither the Buyer nor the Seller objects to an item on the Net Current Assets Schedule, (ii) the day when the Seller and the Buyer agree upon the Working Capital Adjustment Amount and (iii) the day on which the Final Arbiter delivers its written determination to the Seller and the Buyer, the Seller or the Buyer will pay to the other of them the applicable Working Capital Adjustment Amount.

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                  (g) Any payments under subparagraph (f) will be made to the
Buyer or the Seller, as the case may be, by wire transfer of immediately available funds to an account specified by the party which is to receive the payment.

                                   ARTICLE II

                                   THE CLOSING

            2.1 Time and Place of Closing. The closing (the "Closing") of the purchase of the Shares will take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, at 10:00 a.m., New York City time, on the day (the "Closing Date") which is the last to occur of (i) December 15, 1995, (ii) the third business day after the day on which all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with regard to the transactions which are the subject of this Agreement expire or are terminated and (iii) the date on which all the conditions in Article V are satisfied or waived.

            2.2 Seller's Actions at Closing. At the Closing, the Seller will deliver to the Buyer the certificates representing all the Shares, endorsed or accompanied by documents of assignment which comply with the requirements of
Section 8-401 of the Uniform Commercial Code as in effect in the State of New York and which are in form and substance reasonably satisfactory to the Buyer, together with evidence of payment of any applicable transfer taxes.

            2.3 Buyer's Actions at Closing. At the Closing, the Buyer will deliver to the Seller the following:

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                  (a) Evidence of a wire transfer to an account specified by the
Seller at least one business day before the Closing of immediately available funds in an amount equal to the sum described in clause (i), minus the sums described in clauses (ii) and (iii) of Paragraph 1.2.

                  (b) A letter acknowledging that the Buyer will be acquiring the Shares for investment, and not with a view to their resale or distribution.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

             3.1 Seller's Representations and Warranties. The Seller represents and warrants to the Buyer as follows:

                  (a) The Seller is a corporation duly organized and validly existing under the laws of the Kingdom of the Netherlands.

                  (b) The Seller has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Seller to enter into this Agreement and carry out the transactions contemplated by it have been taken, except that the sale of the Shares must be approved by an ordinary resolution of the shareholders of United Biscuits (Holdings) plc ("United Biscuits"). This Agreement has been duly executed by the Seller and is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

                  (c) If the consents described on Exhibit 3.1-C are obtained, neither the execution or delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will (i) violate or conflict with the Articles of Association of the Seller or the similar organizational documents of any of the Seller's subsidiaries, or any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Seller or any of its subsidiaries (which includes, for purposes of all similar references in this Agreement, without limitation, the Company, Keebler Company ("Keebler") and their subsidiaries), or (ii) violate, breach or conflict with any provision of, or result in the acceleration of or entitle any party to accelerate (whether after notice or lapse or time or both) any obligation under, or result in the imposition of any material lien, charge, pledge, security interest or other encumbrance upon the property of the Seller or any or its subsidiaries pursuant to any provision of, or require the consent or approval of any person under, any mortgage, lien, lease, agreement, license or other instrument to which the Seller or any of its subsidiaries is a party or by which any of them is bound, except for such violations, breaches or conflicts (or acceleration or creation of encumbrance, as applicable) which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined below).

                  (d) The Seller owns all the Shares free and clear of any liens or encumbrances and the Seller has full authority to sell the Shares as contemplated by this Agreement. The Seller has not granted any option or right, and is not a party to any other agreement, and no such option, right or agreement exists, which requires, or which upon the passage of time, the payment of money or the occurrence of any other event, may require, the Seller to transfer any of the Shares to anyone other than the Buyer. When the Buyer acquires the Shares as contemplated by this Agreement, the Buyer will receive them free and clear of any liens, encumbrances or claims of other persons, other than liens, encumbrances or claims resulting from acts of the Buyer.

                  (e) The Company and each of its subsidiaries (which includes, for purposes of all similar references in this Agreement, without limitation, Keebler and its subsidiaries) engaged in the Continuing Businesses (as that term is defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full corporate power to own, lease and operate its assets, properties and businesses. Copies of the Certificate of Incorporation and all amendments, and of the by-laws, of the Company and of Keebler, as currently in effect, are attached as
Exhibit 3.1-E(1). The Company and each of its subsidiaries is qualified to do business as a foreign corporation in each jurisdiction in which it is required to be qualified, except jurisdictions in which the failure to qualify, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Exhibit 3.1-E(2) is a list of all the
jurisdictions in which the Company and each of its subsidiaries is qualified to do business as a foreign corporation. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect upon (i) the consolidated financial position of the Company and its subsidiaries as determined in a manner consistent with the consolidated balance sheet of the Company and its subsidiaries included in the Company Financial Statements (as that term is defined in Paragraph 3.1(i)), or (ii) the consolidated results of operations of the Company and its subsidiaries as determined in a manner consistent with the consolidated profit and loss statement of the Company and its subsidiaries included in the Company Financial Statements, in the case of each of (i) and (ii) after pro forma adjustments consistent with the Pro Forma Financial Statements (as defined below), including, without limitation, the elimination of the assets and liabilities applicable wholly or primarily to, and the revenues and expenses of, or allocable to, the Company's frozen foods business, conducted primarily by Bernardi's Italian Foods Co., The Original Chili Bowl, Inc. and the Chinese Food Processing Corp., the salty snacks business conducted by Keebler and other subsidiaries of the Company, Keebler's convenience sales division, the Kame Oriental Foods business of Shaffer, Clarke & Co., Inc. and the finance companies listed on Exhibit 3.1-E(3) (together, the "Other Businesses"; the businesses of the Company and its subsidiaries other than the Other Businesses being the "Continuing Businesses") or (iii) the assets, liabilities, properties or business of the Continuing Businesses.

                  (f) The only authorized capital stock of the Company is 1,000,000 shares of Common Stock, all of which are issued and outstanding. The Shares constitute 100% of the outstanding capital stock of the Company. Each of the Shares has been duly authorized and issued and is fully paid and nonassessable. There are no existing options, warrants, calls, agreements or commitments of any character to purchase or otherwise to receive from the Seller, any of its subsidiaries or any of their respective affiliates any of the outstanding or authorized and unissued capital stock of the Company or any of its subsidiaries or any securities of the Company, any of its subsidiaries or any of their respective affiliates which are convertible into or exchangeable for, or which give any person any right to subscribe for or acquire or any voting rights with respect to, any shares of capital stock of the Company or any of its subsidiaries, and no such convertible or exchangeable securities or rights are outstanding.

                  (g) No governmental (including, without limitation, European Union) filings, authorizations, approvals, or consents, or other governmental action, other than filings and the termination or expiration of waiting periods under the HSR Act, are required to permit the Seller to fulfill all its obligations under this Agreement.

                  (h) Exhibit 3.1-H is a complete list of all the corporations and other entities (including the jurisdiction of organization thereof) of which the Company owns directly or indirectly 50% or more in voting power of the equity (each corporation or other entity of which the Company owns directly or indirectly 50% or more in voting power of the equity being a "subsidiary" of the Company). Except as shown on Exhibit 3.1-H, the Company owns all the outstanding shares of, or other equity interests in, each of its subsidiaries. Except as set forth on Exhibit 3.1-H, the Company does not own, directly or indirectly, any voting securities of any corporation or other entity, except such as are not, individually or in the aggregate, material to the Continuing Businesses. Each of the shares owned by the Company of each of its subsidiaries which is a corporation has been duly authorized and validly issued and is fully paid and nonassessable. Neither the Company nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or which upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any subsidiary to transfer to anyone or issue any stock of, or other equity interest in, any subsidiary.

                  (i) The pro forma consolidated financial statements of the Company and its subsidiaries at January 1, 1994 and December 31, 1994, and for the two fifty-two week periods ended on those dates, and at September 9, 1995, and for the thirty-six week period ended on that date (the "Pro Forma Financial Statements"), copies of which are included in Exhibit 3.1-I, were prepared by adjusting the consolidated financial statements of the Company and its subsidiaries at those dates and for those periods which are reflected in Exhibit 3.1-I (the "Company Financial Statements") to reflect the pro forma adjustments listed on Exhibit 3.1-I. The pro forma adjustments listed on Exhibit 3.1-I reasonably reflect the likely financial impact of all transactions and other matters purported to be accounted for in the Pro Forma Financial Statements and constitute all of the adjustments necessary to fairly and accurately reflect the likely pro forma consolidated financial condition and consolidated results of operations of the Company and its subsidiaries engaged in the Continuing Businesses, after disposition of the Other Businesses and the elimination and satisfaction of indebtedness contemplated by Paragraph 4.3 and 4.4 (the reorganization, transfer or disposition of the Other Businesses and related transactions, together with such elimination and satisfaction of indebtedness, being referred to herein collectively as the "Reorganization") at the dates, and for the periods, to which the Pro Forma Financial Statements relate. The operating income of the Company and its subsidiaries for each of the periods reflected in the Pro Forma Financial Statements would not be adversely affected if it were restated to reflect on an arm's-length basis all transactions with United Biscuits or its subsidiaries which are not engaged in the Continuing Businesses with the Company and its subsidiaries which are engaged in the Continuing Businesses. Except as shown on Exhibit 3.1-I, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except to the extent described in the notes to those financial statements) and present fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate. If the Company Financial Statements had been prepared in accordance with GAAP in all respects, the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which the Company Financial Statements relate would not have been materially different from that presented in the Company Financial Statements included in Exhibit 3.1-I, except to the extent of differences because of (i) accounting for inventory on a LIFO, instead of a FIFO, basis and (ii) amortization of goodwill.

                  (j) Since December 31, 1994, (i) except as described on
Exhibit 3.1-J(1) or reflected in the September 9, 1995 Pro Forma Financial Statements or in the period ten 1995 statement of operations attached hereto as
Exhibit 3.1-J(2), there has not been any change, event or discovery which had or which would reasonably be expected to have a Material Adverse Effect, except to the extent working capital is reduced as a result of the transactions described in Paragraph 4.4, (ii) the Company and its subsidiaries, including, but not limited to, Keebler, have conducted the Continuing Businesses in the ordinary course of business and consistent with past practice (including, without limitation, with respect to the maintenance of books and records) and (iii) there has not been any material adverse change in the relationships of the Company and its subsidiaries, taken as a whole with respect to the Continuing Businesses, with their customers, suppliers or regulatory authorities. After giving pro forma effect to the transactions contemplated by Paragraphs 4.3 and 4.4, the outstanding principal amount of consolidated Indebtedness of the Company and its subsidiaries, after elimination and satisfaction of Indebtedness to United Biscuits and its subsidiaries in accordance with Paragraphs 4.3 and 4.4, is not in excess of $50 million, and the outstanding amounts, creditors and applicable debt instruments relating to each material portion of such Indebtedness are as set forth on Exhibit 3.1-J(3). Since September 9, 1995 through the date of this Agreement, the Company and its subsidiaries engaged in the Continuing Businesses have not sold or leased any of their assets other then sales of inventory or fixed assets which have come to the end of their useful life in the ordinary course of business consistent with past practice. For all purposes of this Agreement, any agreement, transaction or event shall be deemed not to be in the "ordinary course of business" if it would be material to the Continuing Businesses.

                  (k) Except as set forth in Exhibit 3.1-K, neither the Company nor any of its subsidiaries has any liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), which would be required by GAAP to be reflected in a consolidated balance sheet of the Company and its subsidiaries or disclosed in the notes thereto, except liabilities and obligations which (i) are adequately accrued or reserved against in the September 9, 1995 Pro Forma Financial Statements or disclosed in the notes thereto, (ii) were incurred after September 9, 1995 in the ordinary course of business and consistent with past practice and are not in the aggregate material to the Continuing Businesses, (iii) have been discharged or paid in full or (iv) otherwise will not be obligations of the Company or its subsidiaries engaged in the Continuing Businesses after the Closing.

                  (l) The assets of the Company and its subsidiaries are sufficient to enable them to operate the Continuing Businesses after the Closing substantially as they are being operated prior to the date of this Agreement, except, because United Biscuits intends that the Company and its subsidiaries will have a zero cash balance on the Closing Date, to the extent the Company and its subsidiaries require cash.

                  (m) The Company and its subsidiaries have all licenses and permits from all governmental authorities which are necessary or useful to permit the Company and its subsidiaries to conduct the Continuing Businesses and are, and within the applicable statute of limitations have been, in compliance in all material respects with such licenses and permits and all applicable laws and regulations relating to the operation of their respective businesses. No officer or executive of the Seller or any of its subsidiaries has been informed, or has any other reason to believe, that there is any reason for any such permit or license not to be renewed as a routine matter prior to its expiration. Other than such non-compliance and such licenses and permits from governmental authorities the lack of which would not in the aggregate reasonably be expected to have a Material Adverse Effect, the execution and implementation of this Agreement shall have no effect on the validity, terms, or any other aspect of any such license or permit.

                  (n) Exhibit 3.1-N is a list of all real property, including office space, owned or leased by the Company or by any of its subsidiaries which is used primarily in the Continuing Businesses, or which is included as assets on the Pro Forma Financial Statements, showing as to each property whether it is owned or leased, by whom it is owned or leased and, if it is leased, the identity of the lessor and the date of the lease. All that real property is being used by the Company or the applicable subsidiary in conformance in all material respects with all zoning, environmental and other laws and regulations, deed restrictions, covenants and lease provisions applicable to it. As to real property shown on Exhibit 3.1-N as being owned, the Company or the applicable subsidiary owns fee title to the real property, free and clear of any liens or other encumbrances, except (i) the lien of taxes not yet due and other statutory liens relating to governmental obligations which are not yet due, and (ii) liens securing indebtedness reflected on the balance sheet included in the September 9, 1995 Pro Forma Financial Statements included in Exhibit 3.1-I and other encumbrances which do not interfere with the use of the properties to which they relate for the purposes for which those properties were acquired or are currently used. As to real property which is shown on Exhibit 3.1-N as being leased, the Company or the subsidiary which is the lessee under each of the leases has a valid, binding and enforceable leasehold interest and has complied in all material respects with the terms of the lease, all rents and other sums and charges payable by the Company or any of its subsidiaries are current and no officer or senior management executive of the Company or Keebler has been informed by the lessor under any of the leases, or has any other reason to believe after due inquiry, that the lessor is in default thereunder or has taken, or intends to take, action to terminate the lease. The real property listed in Exhibit 3.1-N comprises all of the real property which is necessary to operate the Continuing Businesses as currently being operated.

                  (o) On the Closing Date, the Company and each of its subsidiaries will own all its assets which are used in the Continuing Businesses free and clear of any liens or encumbrances other than (i) the lien of taxes not yet due or other statutory liens relating to governmental obligations which are not yet due, (ii) liens securing indebtedness reflected on the balance sheet included in the September 9, 1995 Pro Forma Financial Statements included in
Exhibit 3.1-I which do not interfere with the use of the assets to which they relate for the purposes for which those assets were acquired or are currently used, and (iii) liens disclosed on Exhibit 3.1-N or 3.1-O, all of which secure obligations arising out of, or otherwise relating to, the Continuing Businesses. All assets owned or leased by the Company and its subsidiaries which are used in the Continuing Businesses are suitable for the uses for which they are intended and are in a good state of maintenance and repair, normal wear and tear excepted, except where failure to meet such standards, in the aggregate would not reasonably be expected to have a Material Adverse Effect.

                  (p) Exhibit 3.1-P is a complete list of each agreement to which the Company or any of its subsidiaries is a party which will require the Company or any of its subsidiaries to make payments, or under which the Company expects it or its subsidiaries to receive revenues, of more than $10 million, including all installments thereunder, or is otherwise material (including those agreements that may involve amounts of less than $10 million, except with respect to results of operations) in amount or significance to the assets, liabilities, businesses, results of operations or financial condition of the Continuing Businesses, other than (i) short-term customer purchase orders received in the ordinary course of business, (ii) purchase orders to suppliers entered into in the ordinary course of business ordering materials which are available from at least several suppliers in quantities consistent with the customary purchasing practices of the Company or the applicable subsidiary and with the customary purchasing practices in the industries in which the Company or the applicable subsidiary participates and (iii) agreements relating primarily to the Other Businesses which prior to or on the Closing Date will be assigned to, and assumed by, UB Investments plc ("UBI") as provided in Paragraph
9.5. No officer or senior management executive of the Company or Keebler has any reason to believe after due inquiry that any of the agreements listed on Exhibit 3.1-P is not legal, valid, binding and enforceable in accordance with its terms. The Company and each of its subsidiaries has fulfilled in all material respects all its obligations under all the agreements listed on Exhibit 3.1-P to which it is a party, no officer or senior management executive of the Company or Keebler has been informed by any other party to any of those agreements, or has any other reason to believe after due inquiry, that the Company or any subsidiary is in default in its obligations under any of those agreements and no officer or senior management executive of the Company or Keebler has been informed by, or has any other reason to believe after due inquiry that, another party to any of those agreements is in default thereon or intends to terminate the agreement before its stated termination date. Except as shown on Exhibit 3.1-P, the transactions contemplated by this Agreement will not be a basis for any party to any agreement listed on Exhibit 3.1-P to terminate that agreement or alter the basis on which it will be doing business with the Company or with any of its subsidiaries, as the case may be, under that agreement.

                  (q) Exhibit 3.1-Q is a complete list of all patents, patent applications, patent licenses, trademarks, trademark licenses, trade names, copyrights and service marks which are material to the Continuing Businesses as a whole. The Company and each subsidiary owns or is (or, upon execution of the Cross License Agreement described in Paragraph 5.1(i), will be) entitled to use for their respective lives all the patents, trademarks, trade names, service marks, technology and copyrights which it uses (or has used during the year prior to the date of this Agreement) in connection with the Continuing Businesses, other than patents, trademarks, trade names, service marks, technology and copyrights which, if the Company and the subsidiaries were to stop using, would not, in the aggregate, reasonably be expected to have a

Material Adverse Effect. By the Closing Date, United Biscuits will own, directly or through subsidiaries, the trademarks, trade names and service marks listed on
Exhibit 3.1-Q for use in the countries listed on Exhibit 3.1-Q. Except as shown on Exhibit 3.1-Q, (i) no officer or senior management executive of the Company or of Keebler has been notified, or has reason to believe after due inquiry, that the Company or any subsidiary engaged in the Continuing Businesses is violating any patents, trademarks, tradenames, service marks, copyrights or other intellectual properties owned by any other persons, and (ii) the transactions which are the subject of this Agreement will not result in the termination or modification of, or otherwise require the consent of any party to, any patent license or trademark license listed on Exhibit 3.1-Q.

                  (r) The Company and each of its subsidiaries has filed when due all Tax Returns (as defined below) which each has been required to file and has paid all Taxes (as defined below) shown on those returns to be due. Those Tax Returns accurately reflect the Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the subsidiary and which have been adequately reserved against on the balance sheet at September 9, 1995 included in the Company Financial Statements. Except as shown on Exhibit 3.1-R, (i) no extension of time given by the Company or any of its subsidiaries for completion of the audit of any Tax Return is in effect, (ii) no tax lien has been filed by any taxing authority against the Company or any of its subsidiaries or any of their assets, (iii) no Federal, state or local audits or other administrative proceedings or court proceedings with regard to Taxes are presently pending with regard to the Company or any of its subsidiaries, (iv) neither the Company nor any subsidiary is a party to any agreement providing for the allocation or sharing of Taxes, (v) neither the Company nor any subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Internal Revenue Code of 1986, as amended (the "Code"), and (vi) neither the Company nor any subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company or any subsidiary. The Company is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
Section 897(c)(1)(ii) of the Code and the Seller will cause the appropriate documents contemplated by Section 1445(b)(3) of the Code to be provided to the Buyer at the Closing to establish that the Company is not a United States real property holding company. For the purposes of this Agreement, the term "Taxes" means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

                  (s) Except as shown on Exhibit 3.1-S, none of the Company, any subsidiary of the Company or any Company Plan (as hereinafter defined) or any fiduciary with respect thereto in respect of which the Company or any of its subsidiaries has any indemnity or other obligation is a party to any action, suit or proceeding in any court, or by or before any governmental agency or authority, any arbitral body or any other dispute resolution entity, nor has any officer or senior management executive of the Company or Keebler been notified, or has any other reason to believe after due inquiry, that any action, suit or proceeding is threatened against any of those entities, other than actions, suits or proceedings which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries are not the subject of any judgment, stipulation, order, decree or agreement arising from any such action, suit or proceeding which would, in the aggregate, reasonably be expected to have a Material Adverse Effect. No action, suit or proceeding is pending, and no officer or senior management executive of United Biscuits, the Seller, the Company or Keebler has been notified, or has any other reason to believe after due inquiry, that any action, suit or proceeding is threatened which seeks to question, delay or prevent the consummation of the transactions contemplated by this Agreement.

                  (t) Exhibit 3.1-T contains a complete list of all unions which represent any employees of the Company or any of its subsidiaries and a complete list of all labor union and collective bargaining agreements to which the Company or any of its subsidiaries is a party or is subject. Except as set forth on Exhibit 3.1-T and for such matters as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its subsidiaries are in compliance with all applicable laws, agreements, contracts and policies respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices, (ii) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending, and no officer or executive of the Seller or any of its subsidiaries is aware, or has any other reason to believe, that any such action is threatened before any regulatory or judicial body, (iii) there is no, and during the past three years there has been no, labor strike, dispute, slowdown, stoppage, lockout or other material labor controversy in effect, and no officer or executive of the Seller or any of its subsidiaries is aware, or has any other reason to believe after due inquiry, that any such action is threatened against the Company or any of its subsidiaries, (iv) no certification petition respecting the employees of the Company or any of its subsidiaries has been filed with the National Labor Relations Board and no officer or senior management executive of the Company or Keebler is aware, or has any other reason to believe after due inquiry, that any union is attempting to organize or otherwise become the bargaining representative for any employees of the Company or any of its subsidiaries, (v) except as part of the Reorganization or as expressly contemplated by this Agreement, neither the Company nor any of its subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the last three years, nor has the Company or any subsidiary planned or announced any such action or program for the future and (vi) the Company and its subsidiaries are in compliance with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

                  (u) (i) Exhibit 3.1-U(1) contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Company or any of its subsidiaries has any present or future right to benefits or under which the Company or any of its subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans."

                        (ii) With respect to each Company Plan, the Company has made available to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) any summary plan description and other material written communications by the Company or any of its subsidiaries to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney's response to an auditor's request for information.

                        (iii) Except as set forth on Exhibit 3.1-U(3) and for such matters as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations;
(B) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (C) no event has occurred and no condition exists that would subject the Company or any of its subsidiaries, either directly or by reason of its affiliation with any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (D) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (E) no Company Plan has incurred any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived).

                        (iv) Except as set forth on Exhibit 3.1-U(4), with respect to each of the Company Plans which is not a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

                        (v) Except as set forth on Exhibit 3.1-U(5), with respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company or any member of its Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (A) neither the Company nor any member of its Controlled Group has incurred any withdrawal liability under Title IV of ERISA or would be subject to such liability if, as of the Closing Date, the Company or any member of its Controlled Group were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in ERISA
Section 4205) from any such multiemployer plan; and (B) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

                        (vi) Except as set forth on Exhibit 3.1-U(6), no Company Plan exists which could result in the payment to any employee or former employee of the Company or any of its subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any employee or former employee of the Company or any of its subsidiaries as a result of the transactions contemplated by this Agreement (other than the Reorganization, including the termination of employees associated with Keebler's convenience route sales group), whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

                        (vii) Except as shown on Exhibit 3.1-U(7), there are no contracts, agreements or other arrangements which could result in the payment by the Company or by any subsidiary of an "Excess Parachute Payment" as that term is used in Section 280G of the Code.

                        (viii) Except as otherwise disclosed in the Exhibits, and except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, since December 31, 1994, the Company and its subsidiaries have not increased the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business and consistent with past practice.

                  (v) Except as shown on Exhibit 3.1-V, (i) neither the Company nor any subsidiary has received notice of material noncompliance or material liability under any Federal, state, local or foreign laws (including, without limitation, common law) or regulations relating to the environment or employee health and safety ("Environmental Laws") relating to the Company or a subsidiary thereof, (ii) no officer or senior management executive of the Company or Keebler has been informed, or has any other reason to believe after due inquiry, that any fact or set of facts exist that constitute or could reasonably be expected to give rise to material noncompliance or material liability of the Company or any subsidiary thereof under any Environmental Law, and (iii) the Seller has provided to the Buyer true and complete copies of all reports, studies, assessments, audits, or other similar documents in the possession or control of Seller or the Company or any subsidiaries thereof that address any issue of actual or potential noncompliance with, or actual or potential liability under, any Environmental Law that may affect the Company or any subsidiary thereof.

                  (w) The aggregate cost to the Company and its subsidiaries, in the event that all employees and former employees covered by individual employment or severance agreements are terminated, will not exceed $8.75 million plus deferred compensation taken into account in the following sentence. The present value of all deferred compensation payable under any deferred compensation plan or agreement (other than trust funds of qualified retirement plans) does not exceed in the aggregate $25.5 million, which includes not more than $14 million under individual deferred compensation agreements, $11 million in respect the Company's Supplemental Retirement Plan and $500,000 under the Company's Excess Retirement Benefit Plan, using discount rates of 9%, 8-1/2% and 7%, respectively.

                  (x) At September 9, 1995, Keebler was employing 643 persons associated with its convenience route sales group, of whom it expects that no more than 93 persons will be required after Keebler discontinues its convenience route sales activities (which it plans to do), and Keebler was using 495 sixteen foot vans (the "Convenience Route Sales Vans") in its convenience route sales activities, none of which will be required after Keebler discontinues those activities. The total compensation of the at least 550 employees who were associated with the convenience route sales group at September 9, 1995, but whom Keebler expects will not be required after Keebler discontinues its convenience route sales activities (those 550 employees being the "Excess Convenience Route Sales Employees"), including non-salary employee costs, was annualized to be at least $22 million per year and the maintenance, depreciation, lease, travel and other costs associated with the convenience route sales activities which will not be necessary after Keebler discontinues its convenience route sales activities, including the maintenance, depreciation and lease costs associated with the 495 sixteen foot vans, was at the annualized rate of at least $12 million per year. The Pro Forma Financial Statements do not reflect any value for the Convenience Route Sales Vans and any such vans unsold as of the Closing Date will remain assets of the Company or one of its subsidiaries.

                  (y) The Company and its subsidiaries maintain policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its subsidiaries. Such policies and bonds are adequate for the conduct of the Continuing Businesses.

                  (z) The present value of the potential additional liabilities under the Retirement Plan of Salaried and Certain Hourly Employees of Keebler Company (the "Retirement Plan") attributable to the window benefits added pursuant to the Third Amendment to the Retirement Plan is not in excess of the amount by which the value of the assets of the Retirement Plan exceeds the present value of the benefit liabilities of the Retirement Plan.

            3.2 Buyer's Representations and Warranties. The Buyer represents and warrants to the Seller as follows:

                  (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) The Buyer has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Buyer to enter into this Agree-ment and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by the Buyer and is a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

                  (c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or by-laws of the Buyer, any agreement or instrument to which the Buyer is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Buyer.

                  (d) No governmental filings, authorizations, approvals or consents, or other governmental action, other than filings and termination or expiration of the waiting periods under the HSR Act are required to permit the Buyer to fulfill all its obligations under this Agreement.

                  (e) The Buyer has, or has agreements with or written commitments from banks or other financially sound financial institutions to provide the Buyer with, all the funds the Buyer will need to pay the Purchase Price, to make the loan described in Paragraph 4.3 and otherwise to complete the transactions which are the subject of this Agreement.

            3.3 Remedy for Breaches of Representations and Warranties. Except as otherwise provided in Article VII, the indemnifications in Paragraphs 7.1 and
7.2 will be the only remedies available thereunder to the Buyer or the Seller after the Closing for breaches of representations or warranties contained in Paragraph 3.1 or 3.2. Any claim for that indemnification must be made as provided in Paragraph 7.3.

                                   ARTICLE IV

                          ACTIONS PRIOR TO THE CLOSING

               4.1 Activities Until Closing Date. From the date of this Agreement to the Closing Date, the Seller will ensure that the Company and its subsidiaries will, except with the written consent of the Buyer:

                  (a) Operate the Continuing Businesses in the ordinary course and in a manner consistent with the manner in which they are being operated prior to the date of this Agreement (including, without limitation, with respect to management of inventory, collection of accounts receivable and timing of receipts, payment of accounts payable and other disbursements of cash) and the Seller will continue to provide working capital to the Company and its subsidiaries consistent with past practices.

                  (b) Take all reasonable steps available to them to maintain the goodwill of the Continuing Businesses and the continued employment of their executives and other employees who are engaged in the Continuing Business, and to preserve their relationships with customers, suppliers and others having business relationships with the Company and its subsidiaries, except to the extent resulting from the Reorganization.

                  (c) Maintain all their assets which are used in connection with the Continuing Businesses in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

                  (d) Not make any borrowings other than intercompany borrowings in the ordinary course of business and consistent with past practice or, except as provided hereunder, not pay any Indebtedness (or any installment thereof) prior to its stated maturity.

                  (e) Not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business and consistent with past practice and the 1995 capital expenditure program previously disclosed to the Buyer, but in any event not to exceed $7,000,000 in the aggregate (provided that any individual items over $250,000 will require Buyer's consent, such consent not to be unreasonably withheld) and except that the Company's subsidiaries may enter into operating leases in connection with the Da Vinci Computer project previously disclosed to the Buyer provided that the total liability under such leases shall not exceed $11 million (it being agreed that, to the extent that any amounts payable, whether before or after the Closing, under the Da Vinci operating leases have not been paid on or before the Closing Date, then the Seller shall reimburse the Company for such amounts (to the extent they are not included in the calculation of Current Operating Liabilities pursuant to Paragraph 1.3)).

                  (f) Not make any distributions, dividends, loans or advances (other than (i) advances for travel and other normal business expenses in an aggregate amount outstanding at one time not to exceed $500,000 and (ii) distributions and dividends paid in cash) to stockholders (other than to the Company or to subsidiaries of the Company which are engaged in the Continuing Businesses), directors, officers, employees or affiliates.

                  (g) Maintain their books of account and records in the same manner, and on the same basis, that they were maintained during the thirty-six weeks prior to and including September 9, 1995 and that they were maintained between September 9, 1995 and the date of this Agreement.

                  (h) Comply in all material respects with all applicable laws and regulations of governmental agencies relating to the Continuing Businesses.

                  (i) Not sell (including pursuant to sale/leaseback transactions), dispose of or encumber any property or assets used primarily in connection with the Continuing Businesses or reflected on the balance sheet included in the September 9, 1995 Pro Forma Financial Statements, except for sales of inventory or other transactions (not exceeding $250,000 per transaction) in the ordinary course of business and consistent with past practice, or engage in any activities or transactions relating to the Continuing Businesses, except in the ordinary course of business and consistent with past practice.

                  (j) Except as set forth on Exhibit 4.1-J, and except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, not increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business and consistent with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or entered into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except in each case to the extent the action relates to Other Businesses and will not result in liabilities or costs to the Company or its subsidiaries after the Closing or otherwise affect the Continuing Businesses.

                  (k) Not enter into any transaction with any of their respective affiliates, other than with respect to accounts payable in the ordinary course of business and consistent with past practice on terms no less favorable than would be negotiated on an arm's-length basis and other than transactions specifically contemplated by this Agreement.

                  (l) Not amend its certificate of incorporation or by-laws or the terms of any outstanding security.

                  (m) Except as otherwise permitted herein, not amend any contracts or waive any rights under any contracts, except in the ordinary course of business and consistent with past practice.

                  (n)   Not dissolve or liquidate, or merge or
consolidate with or into any other entity.

                  (o) Use its best efforts to maintain in force (including necessary renewals thereof) the insurance policies referred to in Paragraph 3.1(y), give reasonable prior notice to the Buyer of any cancellation or expiration of any such insurance policy and consult in good faith with the Buyer as to any replacement policy.

            4.2 HSR Act. The Company and the Buyer will each make as promptly as practicable the filing it is required to make under the HSR Act with regard to the transactions which are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. The Company and the Buyer will each provide information and cooperate in all other respects to assist the other of them in making its filing under the HSR Act.

            4.3 Buyer's Loan to the Company. At or before the time of the Closing, the Buyer will lend the Company an amount equal to the total net indebtedness (other than ordinary course arm's-length accounts payable from Shaffer, Clarke & Co, Inc. to United Biscuits

(UK) Limited) on the Closing Date (after the elimination of debt described in Paragraph 4.4) of the Company and its subsidiaries which are engaged in the Continuing Businesses to United Biscuits and its subsidiaries which are not engaged in the Continuing Businesses (including, but not limited to, the Seller). Promptly following receipt of the Buyer's loan, the Company will deliver the full proceeds of that loan to United Biscuits in satisfaction in full of such indebtedness.

            4.4 Elimination of Intercompany Debt. Immediately before the time of the Closing, the Seller will cause all indebtedness of the Company and its subsidiaries which are engaged in the Continuing Businesses to and from subsidiaries of the Company which are not engaged in the Continuing Businesses to be eliminated immediately before the Closing (or as to companies which cease being subsidiaries of the Company before the Closing Date, immediately before they cease being subsidiaries of the Company), whether through contributions to capital, dividends or otherwise. The Seller will consult with the Buyer about the manner in which indebtedness will be eliminated and will attempt to effect the elimination of indebtedness contemplated by this Paragraph in the manner which will minimize any adverse tax consequences to the Company and its subsidiaries engaged in the Continuing Businesses.

            4.5 Change of Company's Name. Before the time of the Closing, the Seller will cause the name of the Company to be changed to a name reasonably acceptable to the Buyer which does not include the letter combination "UB" or the words "United Biscuits."

            4.6 Seller's Efforts to Fulfill Conditions. The Seller will use its best efforts to cause all the conditions set forth in Paragraph 5.1 (including, without limitation, the conditions set forth in Paragraphs 5.1(e) and 5.1(n)) to be fulfilled prior to or at the Closing (except that the Seller will not be required to attempt to cause United Biscuits or its directors to make a statement to the shareholders of United Biscuits which is inconsistent with the fiduciary duties of the directors of United Biscuits).

            4.7 Buyer's Efforts to Fulfill Conditions. The Buyer will use its best efforts to cause all the conditions contained in Paragraph 5.2 to be fulfilled prior to or at the Closing.

            4.8 No Shopping. Until this Agreement is terminated, each of United Biscuits and the Seller shall not, and shall not permit any of their subsidiaries, or any representatives, officers, employees, agents and affiliates of any of the foregoing (collectively, "Agents"), to directly or indirectly (i) solicit, initiate or encourage the submission of any inquiries, indications of interest, proposals or offers from any corporation, partnership, person, entity or group, other than the Buyer (collectively, "Third Parties"), concerning the sale of the Shares, or any equity security of, or any other direct or indirect interest in, the Company or any of its subsidiaries, the sale of any assets of the Company or any of its subsidiaries (other than sales of the Other Businesses as contemplated hereby, sales of inventory in the ordinary course of business and consistent with past practice or any matters specifically disclosed in an Exhibit hereto) or any merger, recapitalization or other business combination transaction involving the Company or any of its subsidiaries (herein an "Acquisition Proposal"), (ii) participate in any discussions (except to the extent United Biscuits receives written advice of counsel that such discussions are required to enable the directors of United Biscuits to fulfill their legal obligations because of their fiduciary duties to United Biscuits' shareholders) or negotiations regarding, or enter into any agreements or understandings (whether or not in writing) relating to, any of the foregoing with, or provide any information concerning the Company, and of its subsidiaries or any of the foregoing to, any Third Parties, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing. Prior to or promptly following the Closing, if the Buyer so requests, United Biscuits and the Seller shall use their best efforts to cause the destruction or return of all non-public, confidential or proprietary information concerning the Company and its subsidiaries provided to potential purchasers of the Company or its subsidiaries or assets thereof. United Biscuits and the Seller will immediately notify the Buyer after the receipt by either of them or any of their respective Agents of any inquiry, indication of interest, proposal or offer with respect to an Acquisition Proposal by any Third Party and will immediately deliver to the Buyer any written documentation relating thereto, including any written advice of counsel as described above.

            4.9 Termination of Convenience Route Sales Activities. From the date hereof through the Closing Date, the Buyer and Keebler will cooperate to effect the termination of the convenience route sales activities of Keebler (including, without limitation, by effecting the disposition of the Convenience Route Sales Vans and the termination of the Excess Convenience Route Sales Employees) in such a manner as to effect an orderly transition to an alternative distribution system for the Continuing Businesses and to result in the cost savings projected in the Pro Forma Financial Statements. The Seller will cause Keebler to consult in good faith with the Buyer with respect to any actions proposed to be taken in furtherance of the foregoing, to take any such actions agreed upon by the Buyer and Keebler, and not to take any such actions without the prior consent of the Buyer, which consent shall not be unreasonably withheld. At the request of the Buyer, the Seller will cause Keebler to terminate the employment of all the Excess Convenience Route Sales Employees prior to the Closing, to the extent it is legally able to do so.

            4.10 Shareholders' Meeting of United Biscuits. United Biscuits will call and hold a general meeting of its shareholders as promptly as practicable (but in no event later than 40 days) after the date of this Agreement for the purpose of voting upon an ordinary resolution for the approval of the sale of the Shares. United Biscuits shall, in connection with such meeting, (i) recommend to its shareholders that they approve and adopt this Agreement and the transactions contemplated hereby, (ii) prepare and distribute a circular containing such recommendation in compliance with applicable rules of The London Stock Exchange and (iii) take all other action necessary or advisable to secure the vote or consent required by applicable law to obtain such approvals, except in each case as may be otherwise required under the applicable fiduciary duties of the respective directors of United Biscuits.

            4.11 Reimbursement of Expenses. If this Agreement is terminated by the Buyer pursuant to Paragraph 6.1(c) hereof, by the Seller pursuant to Paragraph 6.1(d) hereof, or otherwise primarily as a result of the failure of the shareholders of United Biscuits to approve and adopt this Agreement and the transactions contemplated hereby, then the Seller shall reimburse the Buyer (promptly after submission of statements therefor) for all out-of-pocket expenses and fees (including, without limitation, commitment and other fees and expenses payable to all banks, investment banking firms and other financial institutions, and their respective agents, and all fees and expenses of counsel, accountants, experts and consultants to the Buyer) actually incurred by the Buyer or on its behalf in connection with the consummation of all transactions contemplated by this Agreement and in connection with the negotiation, preparation, execution and performance of this Agreement.

            4.12 Information Regarding Insurance Policies. Within ten days after the date of this Agreement, the Seller will deliver to the Buyer a list of all policies of insurance and bonds maintained by the Company and its subsidiaries that are engaged in the Continuing Businesses which will not continue in effect after the Closing as to the Company and those of its subsidiaries to which they apply at the date of this Agreement.

            4.13 Buyer's Efforts to Obtain Financing. The Buyer will use its best efforts to obtain the financing contemplated by the commitments it has delivered to the Seller on or before the date of this Agreement on the terms contemplated by those commitments.

            4.14 Further Assurances. At any time and from time to time after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereunder.

                                    ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

             5.1 Conditions to Buyer's Obligations. The obligations of the Buyer at the Closing are subject to satisfaction of the following conditions (any or all of which may be waived by the Buyer):

                  (a) The representations and warranties of the Seller contained in this Agreement will be true and correct in all material respects at the Closing Date with the same effect as though made on that date, and the Seller will have delivered to the Buyer a certificate dated that date and signed by a Managing Director of the Seller to that effect.

                  (b) The Seller will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing, and the Seller will have delivered to the Buyer a certificate dated that date and signed by a Managing Director of the Seller to that effect.

                  (c) No order will have been entered by any court or governmental or regulatory authority and be in force which invalidates this Agreement or restrains the Buyer from completing the transactions which are the subject of this Agreement.

                  (d) The applicable waiting periods under the HSR Act shall have expired or been terminated.

                  (e) The Buyer shall have received evidence reasonably acceptable to it that each of the consents set forth on Exhibit 3.1-C have been obtained, except consents the absence of which would not individually or in the aggregate have a Material Adverse Effect.

                  (f) The Buyer shall have obtained, on terms and conditions at least as favorable to the Buyer as those contemplated by the written financing commitments, the proceeds of financing sufficient for the Buyer to consummate the transactions contemplated hereby (provided that this will not be a condition to the Buyer's obligations unless the shareholders of the Buyer are ready, willing and able to provide cash common equity financing of at least $125,000,000 in the aggregate).

                  (g) The sale of the shares contemplated by this Agreement will have been approved by an ordinary resolution of the shareholders of United Biscuits not later than 60 days after the date of this Agreement.

                  (h) The Company and its subsidiaries will have disposed of the Other Businesses, whether by the sale of shares or assets, by distribution to the Seller or its affiliates (other than the Company and its subsidiaries) or otherwise, and will have completed the other elements of the Reorganization, in each case in form and substance reasonably satisfactory to the Buyer as to any element thereof that could have a post-Closing impact on the Buyer, on the Company and its subsidiaries or on the Continuing Businesses.

                  (i) United Biscuits (UK) Limited ("UBUK"), the Company and each of its subsidiaries which is engaged in the Continuing Businesses will have entered into a Cross License Agreement in form and substance reasonably acceptable to the Buyer under which (i) UBUK grants the Company a perpetual, royalty free, non-exclusive license, with a right to sublicense to wholly-owned subsidiaries (but not with a right to sublicense to anyone else), to use all technology owned by United Biscuits or any of its subsidiaries which is not engaged in the Continuing Businesses which the Company or any of its subsidiaries which is engaged in the Continuing Businesses is using at the Closing Date or has used within three years before the Closing Date, except that the Company and its subsidiaries may not use the heat flux measurement device outside the United States of America, and (ii) the Company and each of its subsidiaries which is engaged in the Continuing Businesses grants UBUK a perpetual, royalty free, non-exclusive license, with a right to sublicense wholly-owned subsidiaries (but not with a right to sublicense to anyone else), to use all technology owned by the Company or any of its subsidiaries which is engaged in the Continuing Businesses which UBUK or any of its subsidiaries which is not engaged in the Continuing Businesses is using at the Closing Date or has used within three years before the Closing Date. Such Cross License Agreement shall permit the transfer or assignment of such license or portion thereof with any sale of any business in which it is used.

                  (j) With respect to each joint research and development project being conducted by Keebler and its affiliates and subsidiaries with UBUK at the Closing Date, which projects are specified on Exhibit 5.1-J, either (i) Keebler (or its affiliate or subsidiary, as the case may be) and UBUK will have entered into an agreement, which is approved by the Buyer, for the project to be completed and the costs to be allocated between Keebler (or its affiliate or subsidiary, as the case may be) and UBUK, or (ii) if the Buyer will not approve what UBUK states to be its most favorable (to Keebler or its affiliate or subsidiary, as the case may be) proposal, UBUK will have assumed sole responsibility for the project and will have reimbursed Keebler (or its affiliate or subsidiary, as the case may be) for its expenditures prior to the Closing Date with regard to the project and Keebler (or its affiliate or subsidiary, as the case may be) will have assigned to UBUK all Keebler's (or its affiliate's or subsidiary's, as the case may be) interests in products or processes which are or may be developed as a result of the project.

                  (k) United Biscuits or a subsidiary will have entered into an agreement with Shaffer, Clarke & Co., Inc. in form and substance reasonably acceptable to the Buyer regarding continued distribution of "Carr's" branded products by Shaffer, Clarke & Co., Inc. in the United States of America, which agreement will permit the assignment of rights of Shaffer, Clarke & Co., Inc. thereunder upon the consent of United Biscuits (which consent shall not be unreasonably withheld) (the "Shaffer, Clarke Distribution Agreement").

                  (l) The Buyer will have received an opinion from Rogers & Wells, counsel to the Seller, to the effect that (i) the Seller is a corporation duly organized and validly existing under the laws of the Kingdom of the Netherlands; (ii) the Seller has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement; (iii) all corporate actions necessary to authorize the Seller to enter into this Agreement and carry out the transactions contemplated by it have been taken; (iv) this Agreement has been duly executed by the Seller and is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except to the extent enforceability may be affected by bankruptcy, reorganization or similar laws in the United States of America or the Netherlands affecting the rights of creditors generally or by equitable principles of general application relating to the availability of remedies (whether in an action at law or a proceeding in equity); (v) the Shares have been duly authorized and issued and are fully paid and non-assessable; (vi) neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Articles of Association of the Seller, any agreement or instrument of which that counsel is aware, after a reasonable investigation, to which the Seller or any subsidiary of the Seller is a party or by which any of them is bound, any law or rule or regulation of any governmental authority, or any order of which that counsel is aware, after a reasonable investigation, of any court or governmental agency having jurisdiction over the Seller or any of its subsidiaries; and (vii) no governmental filings, authorizations, approvals or consents, or other governmental actions, other than filings and the termination or expiration of the waiting periods under the HSR Act (which has occurred), are required to permit the Seller to fulfill all its obligations under this Agreement. In rendering that opinion, Rogers & Wells may rely as to matters governed by the laws of the Netherlands, and with regard to investigations conducted in the Netherlands, upon the opinion of De Brauw Blackstone Westbroek, Netherlands counsel to the Seller.

                  (m) The Seller shall have delivered to the Buyer documents contemplated by Section 1445(b)(3) of the Code to establish that the Company is not a United States real property holding company.

                  (n) The Seller shall have caused all Indebtedness outstanding under the Note Agreement, dated as of March 1, 1987, between Keebler and Teachers Insurance and Annuity Association of America to be paid in full to the extent required or permitted by the holders of such Indebtedness.

            5.2 Conditions to Seller's Obligations. The obligations of the Seller at the Closing are subject to the following conditions (any or all of which may be waived by the Seller):

                  (a) The representations and warranties of the Buyer contained in this Agreement will be true and correct in all material respects at the Closing Date with the same effect as though made on that date, and the Buyer will have delivered to the Seller a certificate dated that date and signed by the President or a Vice President of the Buyer to that effect.

                  (b) The Buyer will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing, and the Buyer will have delivered to the Seller a certificate dated that date and signed by the President or a Vice President of the Buyer to that effect.

                  (c) No order will have been entered by any court or governmental or regulatory authority and be in force which invalidates this Agreement or restrains the Seller from completing the transactions which are the subject of this Agreement.

                  (d) The sale of the Shares contemplated in this Agreement will have been approved by an ordinary resolution of the shareholders of United Biscuits.

                  (e) The Seller will have received an opinion from Simpson Thacher & Bartlett, counsel to the Buyer, to the effect that (i) the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) the Buyer has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement;
(iii) all corporate actions necessary to authorize the Buyer to enter into this Agreement and carry out the transactions contemplated by it have been taken;
(iv) this Agreement has been duly executed by the Buyer and is a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; and (v) neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Certificate of Incorporation or by-laws of the Buyer.

                                   ARTICLE VI

                                   TERMINATION

            6.1 Right to Terminate. This Agreement may be terminated at any time prior to the Closing:

                  (a) By mutual consent of the Buyer and the Seller.

                  (b) By either the Buyer or the Seller if, without fault of the terminating party, the Closing does not occur on or before March 31, 1996.

                  (c) By the Buyer if a proposal to approve the sale of the Shares contemplated by this Agreement is presented to a general meeting of the shareholders of United Biscuits, but is not approved at that meeting by an ordinary resolution of the shareholders, or such a proposal is not so presented and voted upon within 40 days after the date of this Agreement.

                  (d) By the Seller if a proposal to approve the sale of the Shares contemplated by this Agreement is presented to a general meeting of the shareholders of United Biscuits, but is not approved at that meeting by an ordinary resolution of the shareholders.

            6.2 Effect of Termination. If this Agreement is terminated pursuant to Paragraph 6.1, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement, other than pursuant to the provisions of Paragraph 4.11. Nothing contained in this Paragraph will, however, relieve either party of liability for any breach of this Agreement which occurs before this Agreement is terminated.

                                   ARTICLE VII

                                 INDEMNIFICATION

            7.1 Indemnification Against Loss Due to Inaccuracies in Seller's Representations and Warranties. The Seller indemnifies the Buyer against, and agrees to hold the Buyer harmless from, all losses, costs, damages, liabilities, claims, demands, judgments, settlements and expenses of any nature whatsoever, governmental or non-governmental (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) (collectively, "Losses") incurred directly or indirectly because or resulting from or arising out of (i) the fact that any matter which is the subject of a representation or warranty contained in Paragraph 3.1 is not as represented or warranted, but only to the extent of the amount, if any, by which such Losses, computed as provided in Paragraph 7.9, exceed in total $7.5 million and do not exceed in total $150 million (provided that any claim for indemnification made with respect to any matter which is the subject of a representation or warranty contained in Paragraph 3.1(a), 3.1(b), 3.1(d), 3.1(f) or 3.1(z), or the first sentence of Paragraph 3.1(e) insofar as it refers to the Company or Keebler, shall not be subject to any limitations as to amount)), or
(ii) the failure of United Biscuits, the Seller or the Company to fulfill in any respect any of its obligations under this Agreement or under any document delivered in accordance with this Agreement which is required to be fulfilled before or after the Closing.

            7.2 Indemnification Against Loss Due to Inaccuracies in Buyer's Representations and Warranties. The Buyer indemnifies the Seller against, and agrees to hold the Seller harmless from, all Losses incurred directly or indirectly because or resulting from or arising out of (i) the fact that any matter which is the subject of a representation or warranty contained in Paragraph 3.2 is not as represented or warranted (but only to the extent of the amount, if any, by which such Losses, computed as provided in Paragraph 7.9, exceed in total $7.5 million and do not exceed in total $150 million), or (ii) the failure of the Buyer to fulfill in any respect any of its obligations under this Agreement or under any document delivered in accordance with this Agreement which is required to be fulfilled before or after the Closing.

            7.3 Limit on Claims Regarding Representations and Warranties. Except as otherwise provided in this Article VII, the indemnification in Paragraph 7.1 or 7.2, as the case may be, will be the sole remedy of the Buyer or the Seller because any matter which is the subject of a representation or warranty contained in Paragraph 3.1 or 3.2 is not as represented or warranted. Any claim for that indemnification must be made not later than the earlier of (i) June 30, 1997, and (ii) the date which is 30 days after the receipt by the Buyer of audited financial statements of the Company and its subsidiaries for the fiscal year ending on or about December 31, 1996, provided that any claim for indemnification made with respect to any matter which is the subject of a representation or warranty contained in Paragraph 3.1(a), 3.1(b), 3.1(d) or 3.1(f), or the first sentence of Paragraph 3.1(e) insofar as it refers to the Company or Keebler, may be made at any time, and provided further that any claim for indemnification made with respect to any matter which is the subject of a representation or warranty contained in Paragraph 3.1(r) may be made at any time prior to 30 days after the end of the statute of limitations period applicable to the matter which is the subject of the claim. A claim must be made by a written notification to the party from which indemnification is sought which reasonably summarizes the nature of the claim and the facts on which it is based. Neither the Seller nor the Buyer will have any liability pursuant to Paragraph 7.1 or 7.2, as the case may be, because any matter which is the subject of a representation or warranty contained in Paragraph 3.1 or 3.2 is not as represented or warranted unless it is described in a notification given as provided in this Paragraph.

            7.4   Environmental Indemnification.

                  (a) The Seller indemnifies the Buyer against, and agrees to hold the Buyer harmless from, all Losses of the Company or any of its subsidiaries, incurred directly or indirectly because of: (i) any violation of, or condition that could reasonably be expected to give rise to liability under, any Environmental Law, which violation or condition cannot be identified as having first arisen after the Closing Date, provided that any lack of compliance with any requirement imposed by any Environmental Law shall constitute a violation subject to this clause (i) regardless of whether such lack of compliance is required to be remedied by the Closing Date; or (ii) any claim against the Buyer or the Company or any of its subsidiaries with respect to any such asserted violation or condition; provided that, in any case, within three years of the Closing Date, Buyer notifies Seller of such violation, condition or claim, and provided further that the Seller shall be deemed to have received notice of the matters disclosed on Exhibit 3.1-V.

                  (b) With respect to notices of matters covered pursuant to clause (a)(i) above, such notice shall reasonably summarize the violation or condition involved, including the laws and regulations violated or under which liability would reasonably be expected. With respect to remediation costs that are among any Losses for which indemnification is sought pursuant to clause (a)(i) above, the Buyer, the Company, and each of the Company's subsidiaries shall be entitled to reimbursement for their reasonable costs of remediating the violation or condition, to the extent: (A) necessary to eliminate the violation or to render the condition in compliance with any requirement of any Environmental Law or that is imposed by any governmental authority with jurisdiction over the matter, and (B) if the property involved is real property occupied by the Company or any of its subsidiaries under a lease, the cost is not borne or reimbursed by the owner of the real property. For purposes of clause (a)(i) above, the costs of remediating a violation or condition will include, without limitation, the direct cost of the remediation and all costs of investigations, studies, tests, or similar items (provided that the cost of any investigation, study, test, or similar item shall not be considered a cost of remediation to the extent it is undertaken to identify the existence of violations or conditions subject to indemnification under clause (a)(i) above and fails to identify such violations or conditions and is not required by any Environmental Law or governmental authority).

                  (c) The Seller only will be required by this Paragraph 7.4 to indemnify or reimburse Buyer and the Company and its subsidiaries to the extent such indemnification and reimbursement would exceed $500,000 in the aggregate, but for this limitation. The Seller will not have any liability or obligation hereunder because of any condition which violates any Environmental Law other than as provided in this Paragraph or in Paragraph 7.1, and the Buyer will cause the Company and Keebler, jointly and severally, to indemnify the Seller and its affiliates against, and to hold them harmless from, all Losses because of any claim that any condition on any real property used in the Continuing Businesses listed on Exhibit 3.1-N violates any Environmental Law, except to the extent that (i) the Seller has obligations under the preceding provisions of this Paragraph or under Paragraph 7.1 or (ii) such Losses of the Seller or its affiliates are based upon the actions of the Seller or its affiliates or agents as opposed to the Company and its subsidiaries and agents.

            7.5   Payment of Taxes.

                  (a) The Seller will indemnify and reimburse the Buyer, the Company and each of the Company's subsidiaries for all Income Taxes of, or payable by, the Company or any of its subsidiaries with regard to any periods ended on or before the Closing Date and for the portion described below of Income Taxes with regard to periods which include the Closing Date, including, without limitation, any Income Taxes attributable to transactions contemplated by Paragraphs 4.3 and 4.4 of this Agreement. As used in this Agreement, the term "Income Taxes" means all income, gains, franchise and similar taxes measured by income or gains of an entity. The Buyer will cause the Company and its subsidiaries to pay over to the Seller all refunds of Income Taxes relating to periods ended on or before the Closing Date and the portion


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

described below of refunds of Income Taxes relating to periods which include the Closing Date (whether such Income Taxes were paid before or after the Closing
Date). With regard to any Income Tax during a period which begins before but ends after the Closing Date, or any refund of Income Tax for such a period, the amount for which the Seller will reimburse the Buyer, the Company or any of the Company's subsidiaries (or refund to which the Seller will be entitled) will be the amount for which the Seller would have been required to reimburse the Buyer, the Company or any of the Company's subsidiaries (or refund to which the Seller would have been entitled) if the applicable taxable years of the Company and each of its subsidiaries which began before the Closing Date had ended on the Closing Date. If the Buyer and the Seller cannot agree on such amount, the amount will be determined by Deloitte & Touche LLP, whose expenses shall be borne equally by the Buyer and the Seller and whose determination will bind the Buyer and the Seller.

                  (b) The Buyer will cause the Company and its subsidiaries to give the Seller complete control over the preparation and filing of Income Tax Returns, and amendments of Income Tax Returns, relating to Income Taxes of the Company or a subsidiary with respect to periods ending on or before the Closing Date (and the Seller shall pay all Income Taxes shown as due on such Income Tax Returns), and all audits of such Income Tax Returns, provided, however, that the Seller shall not, without the prior written consent of the Buyer (which shall not be unreasonably withheld), settle or compromise any Income Tax contest or claim that would reasonably be expected to adversely affect the Buyer, the Company or any of its subsidiaries with respect to any period ending after the Closing Date. The Buyer and the Seller shall jointly control the preparation and filing of Income Tax Returns, and amendments of Income Tax Returns, relating to periods beginning before and ending after the Closing Date and all audits of such Income Tax Returns. The Buyer shall control the preparation and filing of amendments to and audits of all other Tax Returns. The Buyer will cause the Company and its subsidiaries to cooperate with the Seller and its representatives in all reasonable ways in connection with the preparation or amendment of Income Tax Returns and audits of Income Tax Returns relating to Income Taxes for which the Buyer, the Company or any subsidiary of the Company is entitled to reimbursement under this Paragraph (including Income Tax Returns or amendments which will result in refunds of Income Taxes). At the request of the Seller, the Company and its subsidiaries will make available to the Seller the assistance of the employees of Keebler listed on Exhibit 7.5 (the "Pre-Closing Tax Employees"), or other employees of the Company or Keebler approved by the Seller, to prepare Income Tax Returns relating to periods ending on or before the Closing Date under the supervision of the Seller, in which case the Seller will reimburse the Company or its subsidiaries for its or their reasonable costs (including reimbursement of the salaries of its or their employees on a per diem basis) of preparing such Income Tax Returns.

                  (c) If at any time before all the Income Tax Returns of the Company or any of its subsidiaries relating to periods ending on or before the Closing Date have been filed, the Buyer or Keebler determines to terminate the employment of any Pre-Closing Tax Employee,
(i) the Buyer will, or will cause Keebler to, give the Seller at least 15 days' notice of its intention to terminate the employment of the Pre-Closing Tax Employee before carrying out that termination of employment and (ii) if the Seller agrees to reimburse Keebler for all the compensation of the Pre-Closing Tax Employee (including non-salary employee costs) between the date specified in the notice and the date the employment of the Pre-Closing Tax Employee is terminated with the consent of the Seller, Keebler will (x) continue to employ the Pre-Closing Tax Employee until a date consented to by the Seller and (y) assign the Pre-Closing Tax Employee exclusively to preparing, under the supervision of the Seller or its designee, Tax Returns and amendments to Tax Returns, and assisting the Seller in connection with audits of Tax Returns, relating to Taxes of the Company or a subsidiary of the Company and for periods ending on or before the Closing Date.

                  (d) The Buyer, the Company and each of its subsidiaries may make a claim for indemnity and reimbursement pursuant to Paragraph 7.5(a) hereunder at any time prior to 90 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

                  (e) If there is an audit adjustment to any item reported on any Income Tax Return pertaining to Income Taxes subject to indemnification under Section 7.5(a) of this Agreement, which adjustment results in an increase in the Income Taxes payable by the Seller, and such adjustment results in a corresponding adjustment to items reported on a Income Tax Return relating to a taxable period ending after the Closing Date with the result that the Income Taxes payable either by the Company or any consolidated group of companies of which the Company is a member are reduced, or a refund of Income Taxes for the period ending after the Closing Date is increased, the Buyer shall promptly pay the Seller the amount by which such Income Taxes are reduced or such refunds are increased.

            7.6 Indemnification Against Liabilities or Obligations Relating to Reorganization. The Seller indemnifies the Buyer, the Company and each of the Company's subsidiaries engaged in the Continuing Businesses against, and agrees to hold each of them harmless from, all Losses (including, without limitation, any broker's, finder's or similar fees) (a) related to, or arising as a result of, the Reorganization, including, without limitation, the disposition of the Other Businesses contemplated by Paragraph 5.1(h) or (b) incurred as a result of activities conducted, liabilities created or obligations required to be fulfilled with regard to, an Other Business (including, without limitation, any obligations under agreements listed on Exhibit 3.1-P to the extent they relate to the Other Businesses) whether before or after it is disposed of as contemplated by Paragraph 5.1(h).

            7.7 Company's Indemnification Against Liabilities or Obligations Relating to Activities After Closing Date. The Company and its subsidiaries indemnify the Seller and each of its affiliates against, and agree to hold each of them harmless from, all Losses related to, or arising as a result of, activities conducted or liabilities created after the Closing Date by the Company or its subsidiaries engaged in the Continuing Businesses (provided such activities or liabilities do not involve or result from actions of the Seller or such affiliates), except for Losses covered by Paragraph 7.8.

            7.8 Reimbursement for Costs Relating to the Convenience Route Sales Activities. The Seller will promptly reimburse Keebler for (a) any direct or indirect Losses incurred by the Company or any of its subsidiaries within 18 months after the Closing Date (i) relating to or arising out of the termination by Keebler or any of its subsidiaries of the employment of any of the 550 Excess Convenience Route Sales Employees prior to or after the Closing Date (including, without limitation, any Losses relating to any severance, pension, welfare costs or expenses or costs or expenses of litigation relating to the terminations of employment, it being understood that the Seller's liability for severance payments shall be limited to payments at levels in accordance with Keebler's severance policies in effect prior to the Closing Date, but excluding ongoing pension, welfare, salary and other compensation expenses for employees not requested by the Buyer to be terminated pursuant to Paragraph 4.9 during such 18 month period and which are unrelated to such termination of employment) and (ii) in terminating leases of Convenience Route Sales Vans or leases of mini-warehouses related to the convenience route sales activities of Keebler and its subsidiaries, in each case which are in effect at the Closing Date, minus (b) any proceeds received by Keebler or any of its subsidiaries from sales or other dispositions of Convenience Route Sales Vans which are owned by Keebler at the Closing Date.

            7.9 Computation of Loss. Whenever the Buyer or the Seller (the "Indemnifying Party") is required to indemnify the other of them (the "Indemnified Party") against, and hold the Indemnified Party harmless from, or to reimburse the Indemnified Party for, any item of Loss, the Indemnifying Party will pay the Indemnified Party the amount of the Loss, including all Federal (but not state or local) corporate income or gains taxes, or similar Taxes, resulting from the payment net of (i) the Net Proceeds of any insurance policy paid to the Indemnified Party with respect to such Loss prior to the indemnification payment and (ii) any Tax Benefit actually received by the Indemnified Party with respect to such Loss prior to the indemnification payment. For purposes of this Paragraph 7.9, (A) "Net Proceeds" shall mean the insurance proceeds actually received, less any additional or increased premium, deductibles, co-payments, other payment obligations (including attorneys' fees and other costs of collection) or future cost that relates to or arises from the making of the claim for indemnification and (B) "Tax Benefit" shall mean any refund of income Taxes paid or any actual reduction in the amount of income Taxes which would otherwise be paid currently, in each case computed by assuming that the tax attribute resulting from such Loss results in a refund or in an actual reduction in income Taxes only after all the other tax attributes of the


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Indemnified Party have been utilized and no Tax Benefit shall be deemed to have occurred while a reasonable possibility exists of a challenge by any federal, state or local tax authority. If any Indemnified Party receives a Tax Benefit or Net Proceeds after an indemnification payment is made which relates thereto, the Indemnified Party shall promptly repay to the Indemnifying Party such amount of the indemnification payment as would not have been paid had the Tax Benefit or Net Proceeds reduced the original payment (any such repayment shall be a credit against any applicable indemnification cap set forth in this Article VII) at such time or times as and to the extent that such Tax Benefit or Net Proceeds is actually received.

            7.10 Adjustment to Purchase Price. The parties agree to treat all payments made under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price for Tax purposes.

                                  ARTICLE VIII

                               ABSENCE OF BROKERS

            8.1 Representations and Warranties Regarding Brokers and Others. The Buyer and the Seller each represents and warrants to the other of them that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of this Agreement, except that (i) Dillon, Read & Co., Inc. acted as financial advisor to a shareholder of the Buyer and (ii) Morgan Stanley & Co. Incorporated acted as financial advisor to the


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Seller. All fees of Dillon, Read & Co., Inc. will be paid by a shareholder of the Buyer and all fees of Morgan Stanley & Co. Incorporated will be paid by the Seller. The Buyer and the Seller each indemnifies the other of them against, and agrees to hold the other of them harmless from, all Losses incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the Indemnifying Party in connection with the transactions which are the subject of this Agreement.

                                   ARTICLE IX

                                     GENERAL

            9.1 Expenses. Unless otherwise specified in this Agreement, the Buyer and the Seller will each pay its own expenses in connection with the transactions which are the subject of this Agreement, including legal fees. The Seller will pay, or otherwise insure that there is no diminution in the value to be transferred hereunder to the Buyer as a result of, all expenses of the Company and its subsidiaries in connection with the transactions which are the subject of this Agreement, including legal fees. Except as otherwise provided in this Agreement, the Seller and the Buyer will each bear the expense of any stock transfer tax or sales tax and any real estate transfer tax or similar tax applicable to the transactions contemplated hereby.

            9.2   Access to Properties, Books and Records.

                  (a) From the date of this Agreement until the Closing Date, the Seller will cause the Company and each of its


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

subsidiaries to give representatives of the Buyer full access during normal business hours to all of their respective properties, books, records and knowledgeable personnel. Until the completion of the transactions which are to take place at the Closing, the Buyer will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company and its subsidiaries in confidence, except as may be consented to in writing by the Seller and except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to the Buyer from a third party which, insofar as the Buyer is aware, is not under an obligation to the Seller, to the Company or to a subsidiary to keep the information confidential,
(iii) was known to the Buyer before it was made available to the Buyer or its representative by the Seller, the Company or a subsidiary, (iv) otherwise is independently developed by the Buyer or (v) is required to be disclosed by stock exchange or governmental authorities, a court of competent jurisdiction or applicable law. If this Agreement is terminated prior to completion of the transactions which are to take place at the Closing, the Buyer will, at the Seller's request, deliver to the Seller all documents and other material obtained by the Buyer from the Seller, the Company or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that material has been destroyed by the Buyer.

                  (b) After the Closing, the Buyer will cause the Company to provide the Seller with access to the books and records and knowledgeable personnel of the Company and of its subsidiaries during normal business hours in connection with the preparation of financial statements by the Seller or its affiliates, the preparation of Tax Returns by the Seller or its affiliates, the preparation of Tax Returns by the Company or its subsidiaries under the control of the Seller as provided in Paragraph 7.5, audits of Tax Returns filed by the Seller or its affiliates or audits of Tax Returns filed by the Company or its subsidiaries which are controlled by the Seller as provided in Paragraph 7.5.

                  (c) After the Closing, the Seller will, and will cause its affiliates to, provide the Company with access to their books and records relating to the Company or its subsidiaries during normal business hours in connection with the preparation of financial statements by the Buyer, the Company or their respective affiliates, the preparation of Tax Returns by the Buyer, the Company or their respective affiliates or audits of Tax Returns of the Buyer, the Company or their respective affiliates. The Seller shall use its best efforts to cause Ernst & Young to assist the Buyer, at the Buyer's expense, in the preparation of audited financial statements of the Company and its subsidiaries and provide access to such accountants' work papers that have been prepared in connection with reviews or audits of accounts and financial statements of the Company and its subsidiaries performed prior to the Closing.


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

            9.3 1995 Financial Statements. The Buyer will deliver to the Seller, not later than 90 days after the Closing Date, consolidated financial statements of the Company and its subsidiaries at the Closing Date and for the period from January 1, 1995 to the Closing Date, audited (or, with the permission of the Seller, reviewed) by Ernst & Young, which will certify that those financial statements were (or, if Ernst & Young has only performed a review, will be accompanied by a letter which states that nothing in the review led Ernst & Young to believe that the financial statements were not) prepared in accordance with GAAP (except to the extent, and in the manner, described in the notes to the Company Financial Statements that the Company Financial Statements were not prepared in accordance with GAAP) applied in a manner consistent with the way they were applied in preparing the Company Financial Statements, and that they fairly present the consolidated financial condition and results of operations of the Company and its subsidiaries at, and for the period from January 1, 1995 to the Closing Date; provided that Seller shall pay all expenses and costs incurred by the Buyer, the Company and its subsidiaries in satisfying the requirements of this Paragraph 9.3 and such activities shall not unreasonably interfere with the ordinary course of business activities of the Buyer and its subsidiaries.

            9.4 Change of Control Policies. The Buyer will cause Keebler and its subsidiaries to honor the Change of Control
Policies of Keebler set forth in Exhibit 3.1-U(1), which are in effect at the date of this Agreement with respect to their


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

application as a result of the Closing, unamended for at least the periods specified in those Change of Control Policies.

            9.5 Assumption of Contractual Obligations. On or before the Closing Date, UBI will assume, and agree to fulfill, all the obligations of Keebler or its subsidiaries under each of the agreements listed on Exhibit 9.5 and such obligations shall be included in the obligations subject to indemnification under Paragraph 7.6.

            9.6 License Regarding Carr's Products. Following the date of this Agreement, the Buyer and UBI will negotiate in good faith promptly an agreement under which UBUK will license Keebler or a subsidiary to manufacture and distribute in the United States (but no place else in the world) biscuits, crackers and like products (other than those which are distributed under the Shaffer, Clarke Distribution Agreement) to be marketed under the "Carr's" tradename, subject to, among other things, (i) payment of reasonable royalties to UBUK with regard to such products, (ii) approval by UBUK of the appropriateness of marketing particular types of biscuits, crackers or like products under the "Carr's" tradename, (iii) approval by UBUK of other matters which might affect the reputation or sales of Carr's products in the United States as gourmet products, and (iv) provisions assuring that products manufactured and distributed by Keebler or a subsidiary do not adversely affect sales of Carr's products manufactured by UBUK or an affiliate that are distributed under the Shaffer, Clarke Distribution Agreement (or any substantially similar successor distribution agreements) in the United States in a manner adverse to UBUK. In considering the grant of approval under clauses (ii) and (iii) above, UBUK will agree to act in good faith and not exercise disapproval unreasonably.

            9.7 Press Releases. The Buyer and the Seller will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, except that nothing in this Paragraph will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities trading system on which securities of that party or an affiliate are traded.

            9.8 Entire Agreement. This Agreement, the Exhibits hereto and the documents to be delivered in accordance with this Agreement contain the entire agreement between the Buyer and the Seller relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Buyer and the Seller are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

            9.9 Effect of Disclosures. Any information disclosed by a party in connection with any representation or warranty contained in this Agreement (including Exhibits to this Agreement) will be treated as having been disclosed in connection with each other representation and warranty made by that party in this Agreement,


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

but only to the extent the information disclosed is reasonably clearly applicable to such other representation and warranty.

            9.10 Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

            9.11 Assignments. Neither this Agreement nor any right of any party under it may be assigned, except that the Buyer may assign its rights and obligations under this Agreement to a lender in connection with the financing referred to in Paragraph 3.2(e) and to any of its affiliates, including a corporation which is wholly owned by the Buyer or by persons or entities which own all the outstanding stock of the Buyer, if the Buyer unconditionally guarantees that such affiliate or corporation to which the Buyer's rights and obligations are assigned will perform fully all the obligations of the Buyer under this Agreement.

            9.12 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):


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

      If to the Seller:

            UB Investments (Netherlands) B.V.
            c/o United Biscuits (Holdings) plc
            Church Road
            West Drayton
            Middlesex, UB7 7PR
            England

            Facsimile No.:  44-1-895-43-20-28
            Attention:  Alan D. Frew

            with a copy to:

            Rogers & Wells
            200 Park Avenue
            New York, New York  10166
            Facsimile No.:  1-212-878-8375
            Attention:  David W. Bernstein

      If to the Buyer:

            c/o Artal Luxembourg S.A.
            39 Boulevard Royal
            Luxembourg City, Luxembourg  2449
            Facsimile No.:  352-22-42-66
            Attention:  Managing Director

            with a copy to:

            Flowers Industries, Inc.
            11796 US Highway 19 South
            Thomasville, Georgia  31799
            Facsimile No.:  1-912-225-3808
            Attention:  Robert P. Crozer

            and:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, New York  10017
            Facsimile No.:  1-212-455-2502
            Attention:  Robert E. Spatt

            and:

            David Van Zandt
            411 South Sangamon Street, Apt. 8D
            Chicago, Illinois  60607
            Facsimile No.:  1-312-733-0436


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

            9.13  Governing Law.

                  (a) This Agreement will be governed by, and construed under, the laws of the State of New York in the United States of America relating to contracts made and to be performed in that state.

                  (b) The Seller and the Buyer each agrees that any action or proceeding relating to this Agreement or the transactions contemplated by it may be brought in any Federal or state court sitting in the State of New York in the United States of America and each of them (i) consents to the jurisdiction of each of those courts in any such action or proceeding, (ii) agrees not to seek to have the venue of any such action or proceeding changed because of inconvenience of the forum or otherwise (except that nothing in this Paragraph will prevent a party from removing an action from a state court to a Federal court sitting in that state), and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

            9.14 Amendments. This Agreement may be amended only by a document in writing signed by both the Buyer and the Seller.

            9.15 Waivers. No waiver of any provision of this Agreement will constitute a waiver of any other provision of this Agreement, and no waiver of a provision in one instance will constitute a waiver of that or any other provision in any other instance.


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

            9.16  Guarantees.

                  (a) UBI hereby guarantees the performance of each of the obligations (financial or otherwise) of the Seller and each of the Seller's subsidiaries under this Agreement including, without limitation, any obligation to indemnify the Buyer pursuant to Article VII hereof or otherwise.

                  (b) UBI hereby represents and warrants to the Buyer that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Great Britain; (ii) it has all corporate power and authority necessary to enable it to enter into this Agreement and to perform its obligations hereunder; and (iii) all corporate actions necessary to authorize UBI to enter into this Agreement and to perform its obligations hereunder have been taken, except that the sale of the Shares must be approved by an ordinary resolution of the shareholders of United Biscuits; and (iv) the agreement of United Biscuits contained in this Paragraph 9.16 is a valid and binding agreement of United Biscuits, enforceable against it in accordance with its terms.

                  (c) Artal Luxembourg S.A. ("Artal") hereby guarantees the performance of each of the obligations (financial or otherwise) of the Buyer under this Agreement including, without limitation, any obligation to indemnify the Seller pursuant to Article VII hereof or otherwise, provided that (i) the aggregate liability of Artal under this Paragraph will not exceed $62,500,000 and (ii) the guarantee of Artal will terminate upon completion of the Closing, including payment of the Purchase Price to the Seller.

                  (d) Artal hereby represents and warrants to the Seller that
(i) it is a corporation duly organized and validly existing under the laws of the Duchy of Luxembourg; (ii) it has all corporate power and authority necessary to enable it to enter into this Agreement and to perform its obligations hereunder; (iii) all corporate actions necessary to authorize the Buyer to enter into this Agreement and to perform its obligations hereunder have been taken; and (iv) the agreement of Artal contained in this Paragraph 9.16 is a valid and binding agreement of Artal, enforceable against it in accordance with its terms.

                  (e) Flowers Industries, Inc. ("Flowers") hereby guarantees the performance of each of the obligations (financial or otherwise) of the Buyer under this Agreement including, without limitation, any obligation to indemnify the Seller pursuant to Article VII hereof or otherwise, provided that (i) the aggregate liabilities of Flowers under this Paragraph will not exceed $62,500,000, and (ii) the guarantee of Flowers will terminate upon completion of the Closing, including payment of the Purchase Price to the Seller.

                  (f) Flowers hereby represents and warrants to the Seller that,
(i) it is a corporation duly organized, validly existing and in good standing under the laws of Georgia; (ii) it has all corporate power and authority necessary to enable it to enter into this Agreement and to perform its obligations hereunder; (iii) all corporate actions necessary to authorize the Buyer to enter into this Agreement and to perform its obligations hereunder have been taken; and (iv) the agreement of Flowers contained in this Paragraph 9.16 is a valid and binding agreement of Flowers, enforceable against it in accordance with its terms.

            9.17 Beneficiaries. This Agreement is for the benefit of the parties and their respective successors and permitted assigns. This Agreement is not for the benefit of any other person and no other person will have any rights under or by reason of this Agreement.

            9.18 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

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            IN WITNESS WHEREOF, the Buyer and the Seller have executed this
Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

                                  UB INVESTMENTS (NETHERLANDS) B.V.

                                  By:___________________________________________
                                     Title:  Authorized Signatory

                                  UB INVESTMENTS PLC,
                                    only as to Paragraph
                                    9.16(a) and (b)

                                  By:___________________________________________
                                     Title:  Director and Secretary

                                  UNITED BISCUITS (HOLDINGS) PLC,
                                    only as to Paragraphs 4.8 and 4.10

                                  By:___________________________________________
                                     Title:  Secretary

                                  INFLO HOLDINGS CORPORATION

                                  By:___________________________________________
                                     Title:  President

                                  ARTAL LUXEMBOURG S.A.,
                                    only as to Paragraph 9.16(c)
                                    and (d)

                                  By:___________________________________________
                                     Title:

                                  FLOWERS INDUSTRIES, INC.
                                    only as to Paragraph 9.16(e)
                                    and (f)

                                  By:___________________________________________
                                     Title: